Dreyfus Short DURATION Bond fund

Establishment and Designation of Classes of Shares
of Beneficial Interest

The undersigned, being a Vice President and Assistant Secretary of Dreyfus Short Duration Bond Fund, a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust, dated as of November 15, 2013 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting duly called, the Trust's Board of Trustees established and designated new classes of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of the Trust as follows:

1.   The existing class of Shares of the Trust shall be designated as "Class Z" shares.

2.   The new classes of Shares of the Trust established and designated by the Trust's Board of Trustees are "Class D" shares, "Class I" shares and "Class Y" shares.

3.   Class Z shares, Class D shares, Class I shares and Class Y shares of the Trust shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration of Trust.

4.   The purchase price of Class Z shares, Class D shares, Class I shares and Class Y shares of the Trust, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 15th day of November, 2013.

                                                            DREYFUS Short DURATION Bond FUND

                                                            By:       /s/ Jeff Prusnofsky
                                                                        Name:  Jeff Prusnofsky
                                                                        Title:     Vice President and Assistant Secretary